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                                                                   EXHIBIT 99.02

FOR IMMEDIATE RELEASE

                  CONTACT:      Thomas E. Larkin
                                  Vice Chairman
                                  T-NETIX, Inc.
                                 (972) 241-1535
                             tom.larkin@t-netix.com

                                 Richard E. Cree
                             Chief Executive Officer
                                 (972) 241-1535
                              rick.cree@t-netix.com

                              Henry G. Schopfer III
                             Chief Financial Officer
                                 (972) 241-1535
                            hank.schopfer@t-netix.com
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                    T-NETIX NAMES THOMAS LARKIN VICE CHAIRMAN


DALLAS, TX (November 26, 2002) T-NETIX, Inc. (NASDAQ: TNTX) today announced the appointment of Thomas Larkin to the position of Vice Chairman of the company. Mr. Larkin has served as T-NETIX' President and CEO for over two years, during which time the company has experienced significant improvements in organizational structure, service levels, market positioning and financial strength. In his new role as Vice Chairman, Mr. Larkin will focus primarily on intellectual property development and enforcement; increasing corporate visibility on Wall Street, and guiding the company toward strategic growth opportunities in the telecommunications marketplace.

The President and CEO positions will now be held by two persons to allow for a concentrated emphasis on both strategic and operational issues. Veteran executive Richard Cree will move from his role as EVP Business Development to Chief Executive Officer. Mr. Cree has been involved in the inmate calling business since 1989 as the founder and President of Gateway Technologies, Inc., the Dallas based company that merged with T-NETIX in 1999. He has previously served as Chief Operating Officer for T-NETIX and has been a director of the company since 1999. In their new positions Messer's Larkin and Cree will both report directly to the Board of Directors of the company.

Peter Meitzner, also a well respected figure in the inmate calling industry, has been appointed as President of the organization. Mr. Meitzner has been with T-NETIX since 1992, and has previously founded and managed several successful inmate calling companies. Most recently he served as Vice President of Sales and Operations for T-NETIX, and before that as President of TELEQUIP Labs, a wholly owned subsidiary of T-NETIX, Inc.

Additionally, Wayne Johnson will expand his position as Vice President and General Counsel to include Executive Vice President, Business and Corporate Development. In this expanded role, and capitalizing on his years of business structure and development experience, Mr. Johnson will work closely with Messer's Larkin, Cree and Meitzner in developing, coordinating and furthering company strategy.

"T-NETIX operates within a very dynamic industry, which is ripe for consolidation," said Mr. Larkin. "And, we as a company have matured to a point where we are profitable, well-positioned and prepared to capitalize on available market opportunities. I am excited about the move to the Vice Chairman position because it will allow me to devote my time and experience to these avenues of promise, and deliver an increased value to our shareholders."

ABOUT T-NETIX, INC.

T-NETIX is a leading provider of specialized telecommunications products and services, including security enhanced call processing, call validation and billing for the corrections


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communications marketplace. The Company provides its products and services to more than 1,400 private, local, county and state correctional facilities throughout the United States and Canada. We deliver these services through direct contracts with correctional facilities, and through contracts with some of the world's leading telecommunications service providers, including Verizon, AT&T, SBC Communications, Qwest and Sprint. For additional news and information, visit the company's web site at www.t-netix.com.

FORWARD LOOKING STATEMENTS

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the company's specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the company's specific market area. Those and other risks are more fully described in the company's filings with the Securities and Exchange Commission.

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